Exhibit 99.3

LOCK-UP AGREEMENT

October 15, 2020

J.P. MORGAN SECURITIES LLC BOFA SECURITIES, INC.

As Representatives of

the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below

c/o J.P. Morgan Securities LLC
383 Madison Avenue

New York, NY 10179

c/o BofA Securities, Inc.
One Bryant Park

New York, NY 10036

Re:	Talis Biomedical Corporation — Initial Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Talis Biomedical Corporation, a Delaware corporation (the “Company”), providing for the initial public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of common stock, $0.0001 par value, of the Company (the “Securities”). As used herein, the term “Common Stock” refers to shares of the Company’s common stock, $0.0001 par value, including any shares of Class A Common Stock and Class B Common Stock and any securities convertible into or exercisable or exchangeable for Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending at the close of business 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise. The undersigned further confirms that it has furnished the Representatives with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Letter Agreement if it had been entered into by the undersigned during the Restricted Period.

Notwithstanding the foregoing, the undersigned may:

(a)       transfer or dispose of the undersigned’s Lock-Up Securities:

(i)        as a bona fide gift or gifts, or for bona fide estate planning purposes;

(ii)       by will, other testamentary document or intestacy;

(iii)      to any member of the undersigned’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)      to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)       to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(vi)      if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such general partnership, partnership or fund), or (B) as part of a distribution to direct or indirect members, partners, shareholders or other equityholders of the undersigned;

(vii)     by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court order;

(viii)    to the Company from an employee, independent contractor or other service provider of the Company upon death, disability or termination of employment or cessation of services, in each case, of such employee, independent contractor or service provider;

(ix)      as part of a sale of the undersigned’s Lock-Up Securities acquired in (1) the Public Offering or (2) open market transactions after the closing date for the Public Offering;

(x)        to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or filed as an exhibit to the Registration Statement; or

(xi)      pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement;

provided that (A) in the case of any transfer, distribution or other disposition pursuant to clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer, distribution or other disposition pursuant to clauses (a) (i), (iv), (v), and (vi), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing required to be made on a Form 5, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, or Schedule 13F, each of which shall clearly indicate therein the nature and conditions of such transfer) and (C) in the case of any transfer or distribution pursuant to clauses (a)(ii), (iii), (vii), (viii) and (x), it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate therein the nature and conditions of such transfer;

(b)       exercise options, settle restricted stock units or other equity awards or exercise warrants granted pursuant to plans described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or filed as exhibits to the Registration Statement; provided that any Lock-up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c)       convert preferred stock, warrants to acquire preferred stock or convertible securities outstanding as of the date of the closing of the Public Offering into other securities in accordance with such terms (including shares of Common Stock or warrants to acquire shares of Common Stock); provided that any such securities (including any shares of Common Stock or warrants received upon such conversion) shall be subject to the terms of this Letter Agreement; and

(d)       establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with the establishment of such trading plan during the Restricted Period in contravention of this Lock-Up Agreement.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company directed Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Lock-Up Securities, the Representatives on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed or will agree in the Underwriting Agreement to announce the impending release or waiver through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such announcement. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration or that is to an immediate family member as defined in FINRA Rule 5130(i)(5) and (b) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that, during the Restricted Period, the Representatives agree to an Exception (as defined below), the Representatives shall be deemed to have also granted the same Exception with respect to the prohibitions set forth in this Letter Agreement that would otherwise have applied to the undersigned with respect to the same percentage of the undersigned’s shares of Common Stock as the relative percentage of aggregate shares held by such party benefitting from the Exception that are being transferred pursuant to such Exception. The provisions of this paragraph will not apply unless and until the Representatives have granted an Exception with respect to more than 1.5%, in the aggregate (and no more than 1% of outstanding shares of Common Stock with respect to any individual holder), of outstanding shares of Common Stock subject to this Letter Agreement or a similar letter agreement, provided, however, that this 1.5% “de minimis” exception shall not apply to an Exception granted to a director or officer of the Company (and for the avoidance of doubt, an Exception granted to a director or officer of the Company would cause an Exception to be automatically granted with respect to the undersigned’s shares of Common Stock in accordance with the first sentence hereof) unless such waiver is granted due to financial hardship as reasonably determined by the Representatives. Furthermore, if the release, in full or in part, of any shares of Common Stock from the restrictions of this Letter Agreement is in connection with an underwritten follow on offering that includes such released shares (a “Follow On Offering”), then the shares of Common Stock held by the undersigned shall be released only to the extent that the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Stock or otherwise “piggyback” on a registration statement filed by the Company in connection with the Follow On Offering, and the undersigned agrees to participate as a selling stockholder in the Follow On Offering and to sell any of the shares of Common Stock released from the restrictions of this Letter Agreement in such Follow On Offering, provided that the undersigned enters into a new lock-up letter with the underwriters with respect to the shares of Common Stock that are not being released, upon terms and conditions reasonably satisfactory to the underwriters but with restrictions that will be no more restrictive than those set forth herein (other than that the expiration of the new lock-up shall be until the later of the Restricted Period hereunder or 90 days from the date of such Follow-On Offering). In the event that, as a result of this paragraph, any of the undersigned’s shares of Common Stock are released from the restrictions imposed by this Letter Agreement, the Company shall use its commercially reasonable efforts to notify the undersigned within three business days after the Company has been advised by the Representatives of such release that the same percentage of shares of Common Stock held by the undersigned has been released, provided that the failure to give such notice shall not give rise to any claim or liability against the Company or the underwriters. For purposes of this Letter Agreement, an “Exception” shall mean any release or waiver (no matter how effectuated, including through an amendment, a new agreement or otherwise) by the Representatives during the Restricted Period of any prohibition set forth in this Letter Agreement or a similar letter agreement on the disposition or transfer of Common Stock held by any person or entity that beneficially owns 1% or more of the outstanding shares of Common Stock (each, a “Significant Holder”), any director of the Company or any officer of the Company.

In the event that, as of the public offering date set forth in the Prospectus, any Significant Holder, director or officer has not entered into a lock-up agreement or similar agreement (in either case at least as restrictive as this Letter Agreement (provided that the lock-up letters entered into by Baker Brothers Life Sciences, L.P. and 667, L.P. may reflect modifications to certain transfer restrictions in connection with required filings under Section 13 or Section 16(a) of the Exchange Act)), this Letter Agreement shall terminate and shall have no further force and effect.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, (i) if the Underwriting Agreement does not become effective by January 31, 2021 (provided that the Company may by written notice to the undersigned on or before January 31, 2021 extend such date for a period of up to an additional three months), (ii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, (iii) either the Company, on the one hand, or the Representatives on the other hand, notifies the other in writing that it does not intend to proceed with the Public Offering or (iv) the Registration Statement filed with the SEC in connection with the Public Offering is withdrawn, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of about, to the extent any affiliates of the undersigned have also signed a letter agreement similar to this Letter Agreement, such other letter agreement (to the extent it deems to bind affiliates, shares beneficially owned or otherwise) shall not be deemed to limit any Exception hereunder.

[Signature Page Follows]

Very truly yours,

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

[Signature Page to Lock-Up Agreement]